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                                                            EXHIBIT 5
                    [LETTERHEAD OF JOHN J.MCCANN, ESQ.]


September 2, 1998

Orion Capital Corporation
9 Farm Springs Road
Farmington, Connecticut 06032

Orion Capital Corporation:

     In connection with the Registration Statement on Form S-8 relating to 250,000 shares of Common Stock, (par value $1.00 per share) (the Shares) of Orion Capital Corporation (Orion) under the Retirement Savings Plan for Employees of Guaranty National Insurance Company (the Plan), it is my opinion that:

     1. Orion is duly incorporated and validly existing in good standing under the laws of the State of Delaware.

     2. All necessary corporate proceedings have been taken to authorize the issuance of the Shares under the Plan, and all such Shares, upon issuance in accordance with the Plan and upon full payment in cash for such Shares issued, will be validly issued and outstanding and fully paid and non-assessable.

     In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of Orion and such other papers as I have thought relevant and necessary as a basis for my opinion. I have relied on such certificates in connection with the accuracy of actual matters contained in such documents which were not independently established.

     I consent to the use of this opinion in the Registration Statement and to the reference to my name under the heading Legal Opinion in the Prospectus. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange commission.

                                         Very truly yours,

                                         /s/ John J. McCann
                                         ---------------------------
                                         John J. McCann
                                         Executive Vice President,
                                         Chief Legal Officer and
                                         Secretary


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